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                                November 8, 1996


CardioVascular Dynamics, Inc.
13900 Alton Parkway
Suite 122
Irvine, CA 92718

                  Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

                  We have examined the Registration Statement on Form S-1 originally filed by CardioVascular Dynamics, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on November 8, 1996, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 148,858 shares of the Company's Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken in connection with the sale and issuance of the Shares.

                  It is our opinion that the Shares are validly issued, fully paid and nonassessable.

                  We consent to the use of this Opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment thereto.

                                           Very truly yours,

                                           /s/ Brobeck, Phleger & Harrison LLP
                                           Brobeck, Phleger & Harrison LLP